Exhibit 23.2


                         CONSENT OF ERNST & YOUNG LLP


 We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-89760, 333-69372, 33-64403, 33-64405, 33-64407, 33-
 55920, 33-50430, 33-42002, 33-36041 and 33-22849 and Forms S-3 Nos. 33-60833
 and 33-57360) of our report dated February 28, 2003, except for Note Seven as to which the date is March 10, 2003, with respect to the December 31, 2002 consolidated financial statements and schedule and for each of the two years in the period ended December 31, 2002 of Carrington Laboratories, Inc. and subsidiaries included in their Annual Report (Form 10-K) for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

                                         /s/ Ernst & Young LLP

  Dallas, Texas
  February 20, 2004